Exhibit 99.1

Andalay Solar Provides a Recent Business Update

Berkeley, Calif., September 14, 2015 – Andalay Solar, Inc. (the “Company” or “Andalay”) (OTCQB: WEST), a supplier of integrated solar power systems, takes this opportunity to provide an update on recent changes and its go-to-market approach.

In an effort to substantially cut its operating losses and focus on its core goals, the Company decided to pursue a licensing strategy which should enable it to cut costs by closing the product distribution and installation business, and materially reducing the operating and compensation expenses. Going forward, the Company plans to pursue a leanly-staffed licensing business model and work with strategic partners and other third parties to produce, market and sell Andalay products. Existing and prospective customers are now able to purchase both the Andalay mounting hardware as well as the Andalay compatible produced by Hyundai from the Company’s new distributors, Magerack Corporation in California (www.magerack.com) and Rectify Solar in Indiana (www.rectifysolar.com).

As indicated in the past, it is very difficult for a small company like Andalay to compete as a manufacturer making direct sales of a full solar kit (module, inverter and mounting hardware).  That business model is very capital intensive and, as such, it became hard to avoid low revenues and low margins and the business is less attractive to key banks and solar leasing companies potential investors.

Andalay’s licensing strategy for the future is designed to provide economies of scale to reduce working capital strain and facilitate increased gross margins to enable the Company to more rapidly scale sustainable and accretive growth in revenue, as well as eventual profits. The principle building blocks and milestones for this new strategy include:

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partnering with Tier One module companies to license the Andalay technology. As part of this, JinkoSolar will exhibit the Andalay compatible modules with Andalay's Instant Connect® frame technology at Booth #2905, Solar Power International, taking place at the Anaheim Convention Center in Anaheim, California, September 14-17, 2015;

•	partnering with Top 20 residential installers and distributors as customers;

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becoming bankable among the key banks and solar leasing companies that service our industry. As part of this effort, the Andalay compatible Hyundai modules have already been approved by the leasing companies, Sunnova Solar Energy and NRG Home Solar;

•	outsourcing or licensing the distribution, manufacturing and customer service on favorable terms;

•	focusing sales on the Company’s proprietary mounting hardware as opposed to a full solar kit; and

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resolving the historical debt and accounts payables and raising new financing to fund the working capital necessary to enable the Company to implement its new strategy to grow its revenues, margins and profits.

The Company is in the process of implementing these initiatives with its customers and prospects and is updating the website to reflect this new direction. There are Andalay compatible Hyundai modules and Andalay mounting hardware available for purchase immediately via Magerack and Rectify.

The Company expects to issue its Q2 2015 results and related filing within two weeks. Some key highlights to note include the following:

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Q2 2015 revenues were approximately $340,000. As part of the shift to focus purely on the new strategy, ongoing revenues will be minimal unless and until the Company can start to ramp up the licensing related sales to top 20 installers. Andalay expects this ramp up to occur no earlier than the Spring or Summer 2016 due to the long evaluation process that these installers customarily engage in as well as the seasonality of the solar industry with relatively lower sales in the Winter months;.

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There will be a large inventory write-off of approximately $214,000 associated with disposing of inventory for prior generation or obsolete product and a lower of cost or market provision of approximately $140,000 for product on consignment at three distribution partners at prices that are reflective of current market price, as opposed to the original cost, much of which was purchased a number of years ago;

•	There will be restructuring and severance related expenses reflected in Q3 2015;

•	There will be a large one time gain associated with a settlement agreement signed with a prior service provider which will reduce long terms accounts payable by over $700,000; and

•	In September, the Company changed its address to 2721 Shattuck Avenue, #305, Berkeley, CA 94705.

Wei-Tai Kwok, the Chief Operating Officer and member of the board of directors of Andalay, resigned his board director position on August 26, 2015 and departed as Andalay’s Chief Operating Officer on September 4, 2015. He is assisting with an orderly transition of his duties and responsibilities for a one month transition period. Wei-Tai made great contributions to Andalay during his time at the Company and will be missed.

The Company is still working with financial advisors to raise capital and settle past debts and accounts payables. It is critical to Andalay’s future that it successfully does this in order to have the financial strength to be able to execute on the future strategy.

About Andalay Solar: (OTCQB:WEST)
Founded in 2001, the Company is a designer and manufacturer of integrated solar power systems. The Company has been a pioneer in the concept of integrating the racking, wiring and grounding directly into a solar panel. The Company's AC solar panel reduces the number of components for a rooftop solar installation by approximately 80% and lowers labor costs by approximately 50%. This AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. The Company currently sells its new generation "Instant Connect®" products in both AC-ready and DC format which provide the best combination of safety, performance and reliability. For more information on the Company, visit www.andalaysolar.com.

Forward-Looking and Cautionary Statements - Safe Harbor

Statements made in this letter that are not historical in nature, including those related to market acceptance of products, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "can," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning and include statements about our new licensing strategy, its building blocks and milestones, our expectation of future growth in revenues, margins and profit and the timing of the release of Q2 results. The statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with our ability to implement our new strategy, achieve the building blocks and milestones we have set for ourselves including for our new distributors to effectively sell our product, our ability to increase gross margins, rapidly scale sustainable and accretive growth in revenue, as well as achieve eventual profitability, our ability to raise necessary capital and continue as a going concern and the other risk factors discussed in the Business and Management's Discussion and Analysis sections in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K. Copies of these filings are available at www.andalaysolar.com.

Andalay Solar Contact:
Steven Chan, Chief Executive Officer
(408) 402-9400
sales@andalaysolar.com